EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Mercury General Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-62228) on Form S-3 and (Nos. 333-01583 and 333-125460) on Form S-8 of Mercury General Corporation of our reports dated February 18, 2010, with respect to the consolidated balance sheets of Mercury General Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Mercury General Corporation.

Our report on the consolidated financial statements refers to a change in method of recording changes in the fair value of investment securities due to the adoption of Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” as of January 1, 2008.

/s/ KPMG LLP

Los Angeles, CA

February 18, 2010